Exhibit 23.2

7915 FM 1960 W Suite 220 Houston, TX 77070 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 26, 2025 with respect to our audits of the consolidated financial statements of Astrotech Corporation as of June 30, 2025 and 2024 and for each of the years in the two-year period ended June 30, 2025, which report is included in the Annual Report on Form 10-K of Astrotech Corporation, for the fiscal year ended June 30, 2025.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

RBSM LLP

Houston, Texas

June 30, 2026

PCAOB ID No. 587